Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NEOSTELLAR CAPITAL CORP.

AND

NEOSTELLAR ADVISORS LLC

This Investment Advisory Agreement (this “Agreement”) is made as of July 15, 2026, by and between Neostellar Capital Corp., a Maryland corporation (the “Company”), and Neostellar Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a Maryland corporation and a closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

1. Duties of the Adviser.

(a) The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Company’s Board of Directors (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (as the same shall be amended from time to time, the “Registration Statement”), or as may otherwise be set forth in the Company’s reports filed in compliance with the Securities Exchange Act of 1934, as amended; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time; and (iii) in accordance with the 1940 Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (A) determine the composition of the Company’s portfolio, the nature and timing of portfolio changes, and implement investment decisions, including the execution of investment, portfolio, and capital allocation strategies; (B) identify, evaluate, and negotiate investments; (C) close, monitor, and service the Company’s investments; (D) determine the securities and other assets to be purchased, held, or sold by the Company; (E) assist the Board with its valuation obligations with respect to the Company’s assets; (F) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies as reasonably requested by the Company from time to time; (G) perform due diligence on prospective portfolio companies; (H) exercise voting rights in respect of portfolio securities and other investments; (I) serve on, and exercise observer rights for, boards of directors and similar committees of portfolio companies; and (J) provide such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. With respect to the Company’s debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the 1940 Act). The Adviser’s services under this Agreement are not exclusive, and the Adviser shall be free to furnish similar services to other entities.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d) The Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the 1940 Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2. Company’s Responsibilities and Expenses Payable by the Company.

(a) All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organization and offering; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in providing administrative services, monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Company’s investments; costs of hedging; sales and purchases of the Company’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the administration agreement, dated as of the date hereof, between the Company and Neostellar Administrative Services LLC, an affiliate of the Adviser (the “Administrator”) (as amended from time to time, the “Administration Agreement”); the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, technology systems, insurance, and the compensation of the Administrator’s personnel and related expenses; an allocable portion of the compensation paid by the Adviser, the Administrator, or their affiliates to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to the Company’s business affairs); expenses, including travel expenses, incurred by the Adviser or members of its investment team, or payable to third parties, in performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; stock exchange listing fees and fees payable to rating agencies; fees and expenses associated with marketing efforts; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement.

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3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Company’s common stockholders. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a) Base Management Fee. Effective as of the date first written above, the Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s gross assets, payable monthly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter. The Base Management Fee for any partial month or quarter will be appropriately pro-rated.

(b) Incentive Fee. The Incentive Fee shall consist of two parts, as set forth below. For purposes of each Incentive Fee, an “Eligible Investment” shall be any investment made by the Company on or after the effective date of this Agreement (“New Investments”). Investments held by the Company prior to the effective date of this Agreement (“Pre-Existing Investments”) shall not constitute Eligible Investments and shall be excluded entirely from any Incentive Fee calculation. For the avoidance of any doubt: (1) the Company will not pay an Incentive Fee on “Pre-Incentive Fee Net Investment Income” (as defined below) or on the capital gains attributable to Pre-Existing Investments; and (2) Pre-Existing Investments shall not be included in any cumulative, “high-water mark,” or similar netting calculation used to determine the Capital Gains Fee or any other component of the Incentive Fee. Any such cumulative or netting calculation shall be based solely on New Investments.

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(i) One part of the Incentive Fee (the “Income-Based Fee”) will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from any Eligible Investment) accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding indebtedness, but excluding the Incentive Fee).

Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero-coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized and unrealized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less indebtedness) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7.00% annualized). The Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(A) No Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

(B) 100.00% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

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(C) 20.00% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement, as set forth below), commencing on December 31, 2026, and will equal the lesser of (i) 20.00% of the Company’s realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis for each Eligible Investment, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20.00% of the Company’s realized capital gains, if any, on a cumulative basis from the date of the Company’s investment in an Eligible Investment through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Fees. For purposes of determining the Capital Gains Fee, the Company’s realized capital gains from each Eligible Investment, expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, shall be compared to a hurdle rate of 7.00% per year. The Company shall only pay the Capital Gains Fee on any realized capital gains from Eligible Investments that exceed the hurdle rate. Subject to the limitation set forth in Section 3(c), the Company shall calculate the amount of the Incentive Fee payable to the Adviser with respect to the Company’s realized capital gains from each Eligible Investment as follows:

(A) No Capital Gains Fee shall be payable on the amount of any realized capital gains from an Eligible Investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, does not exceed the hurdle rate of 7.00% per year.

(B) The Company shall include in the Capital Gains Fee 100.00% of the amount of any realized capital gains from an Eligible Investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds the hurdle rate of 7.00% per year but is less than a rate of 8.75% per year (the “Catch-Up”). The Catch-Up is designed to provide the Adviser with an incentive fee of 20.00% on all of the Company’s realized capital gains from such Eligible Investment once the rate of return exceeds 8.75% per year.

(C) The Company shall include in the Capital Gains Fee 20.00% of the amount of any realized capital gains from an Eligible Investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 8.75% per year.

(c) Notwithstanding Section 3(b)(ii) above, in no event shall the Capital Gains Fee for any calendar year exceed 20.00% of the Company’s realized capital gains from Eligible Investments, if any, on a cumulative basis from the date of this Agreement through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation with respect to the Eligible Investments on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Fees.

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(d) The Company intends to seek primarily minority equity positions in its portfolio companies. Although the Company expects to primarily invest through private secondary markets, to the extent the Company makes a direct minority investment in a portfolio company, neither the Company nor the Adviser may have the ability to control the timing of when the Company realizes capital gains or losses with respect to such investment. The Company expects the timing of such realization events to be determined by its portfolio companies in such cases. To the extent the Company has non-minority investments, or the securities the Company holds are traded on a private secondary market or public securities exchange, the Adviser will have greater control over the timing of a realization event. In such cases, the Board will monitor such investments in connection with the Board’s general oversight of the investment management services provided by the Adviser. In addition, as of the end of each fiscal quarter, the Company will evaluate whether the cumulative aggregate unrealized appreciation on the Company’s Eligible Investments would be sufficient to require the Company to pay a Capital Gains Fee to the Adviser if such unrealized appreciation were actually realized as of the end of such quarter, and, if so, the Company will generally accrue an expense equal to the amount of such Capital Gains Fee.

(e) Treatment of Pre-Existing Investments. Notwithstanding any other provision of this Section 3, the parties acknowledge and agree that the compensation payable to the Adviser with respect to Pre-Existing Investments (as defined in Section 3(b)) shall be limited to the Base Management Fee as set forth in Section 3(a). No Incentive Fee of any kind shall be payable with respect to Pre-Existing Investments, and Pre-Existing Investments shall not be included in any cumulative gain, loss, or depreciation calculations used to determine any component of the Incentive Fee payable to the Adviser.

4. Covenants of the Adviser.

The Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the 1940 Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

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6. Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8. Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or criminal conduct in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

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9. Effectiveness, Duration and Termination of the Agreement.

(a) This Agreement shall become effective as of the date first written above. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date first written above, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or the vote of a majority of the outstanding voting securities of the Company, and (B) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of a majority of the Board, or by the Adviser.

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or to such other address as a party may designate by notice to the other party.

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11. Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

12. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

13. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be duly executed on the date above written.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chairman, President and Chief Executive Officer

NEOSTELLAR ADVISORS LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	President and Chief Executive Officer

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